SETTLEMENT AGREEMENTAND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (the "*Agreement*") is entered and made effective as of this 10th day of May 2019, by and between **Defense Technologies International Corp.**, a Delaware corporation (the "*Company*"); and **Firstfire Global Opportunities Fund LLC**, a Delaware limited liability company ("*Firstfire*"). The Company and Firstfire may hereinafter be referred to individually as a "*Party*" or collectively as the "*Parties.*"

WHEREAS, the Company issued a senior secured convertible promissory note in the principal amount of $189,000.00 to Firstfire on July 18, 2016 (the "Note");

WHEREAS, Firstfire herewith agrees to grant the Company an extension to May 31st 2019, and

WHEREAS, Firstfire therefore agrees to cease any further conversions of the Note into securities of the Company pursuant to any terms and provisions of the Note until May 31st, 2019, except as provided herein and subject to following terms and conditions:

1. In order to fulfill all commitments given in the settlement agreement, the Company shall make full payment as given hereafter:

   a) Total Payment of $75,000.00 paid as follows:
      a. $65,000.00 on or before May 10, 2019 whereby bank wire transfer confirmation shall be accepted by Firstfire as payment made.
      b. $10,000.00 on or before May 31, 2019

   b) Firstfire shall be authorized to convert 150,000 shares of DTII under the provision given in the Note.

   c) Thereafter Firstfire shall have no further conversions rights what so ever except as provided herein.

   d) Upon completion by the Company of above payments as given in 1 a), and the conversion of the stock given in 1. b) above, neither party to this agreement shall have any further claims against the other party what so ever, the Note shall be deemed satisfied and paid in full and Firstfire shall have no further rights to any conversion to the Company's stock.

2. In the event that the final payment of $10,000.00 as above given in 1. b) is not made, Firstfire shall have the right to convert an additional number of shares for the $10,000.00 pursuant to the terms of the Note.

3. In the event that neither of above given payments is made, Firstfire shall have the right to convert the Note at any time on or after May 31, 2019, as per original loan agreements and the Company shall at no time obstruct or hinder such conversions done within the conditions of the loan agreements.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of this 10th day of May 2019.

"Company"	*"Firstfire"*
Defense Technologies International Corp.	**Firstfire Global Opportunities Fund LLC**
	By: FirstFire Capital Management, LLC, its manager
Merrill W. Moses, President and CEO	By:____________________
	Eli Fireman